Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements Nos. 333-42600, 333-42604, 333-127686, 333-79565, and 333-59193 on Form S-8, No. 333-171164 on Form S-3, and No. 333-175695 on Form S-4 of Black Diamond, Inc. of our report dated December 13, 2012, with respect to the combined balance sheet of PIEPS Holding GmbH and PIEPS GmbH as of March 31, 2012, and the related combined statements of income, changes in equity and cash flows for the year then ended, which report appears in the Amendment No. 1 to the Current Report on Form 8-K of Black Diamond, Inc. and refers to the fact that accounting principles generally accepted in Austria vary in certain significant respects from U.S. generally accepted accounting principles and that information relating to the nature and effect of such differences is presented in Note V. to the combined financial statements.

/s/ KPMG Austria AG
Wirtschaftsprüfungs- und
Steuerberatungsgesellschaft
Vienna, Austria
December 13, 2012